Exhibit (r)(2)

Appendix 2 – Code of Ethics

I.       Code of Ethics

Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to establish, maintain and enforce written codes of ethics that set forth standards of conduct and require compliance with federal securities laws. SP Investments Management, LLC (“SPIM” or the “Firm”), a registered investment adviser under the Advisers Act, has adopted this Code of Ethics (“Code of Ethics”, or “Code”), in compliance with Rule 204A-1, which sets forth the standards of business conduct that are required of all SPIM employees and shall be reviewed and, if appropriate, amended from time to time.

As an adviser to regulated and registered investment companies (each a “Registered Fund”), SPIM also adopts this Code in adherence to Rule 17j-1 under the Investment Company Act of 1940 (“ICA”). In addition to Registered Funds, SPIM also advises other forms of clients, including private funds relying on an exemption from registration under the ICA (each a “Private Fund”). The Registered Funds and Private Funds are collectively or individually referred to as the Funds or a Fund, as applicable. The Firm’s Chief Compliance Officer (“CCO”), in coordination with the Compliance Oversight Committee, is responsible for the administration and enforcement of the Code, as further detailed below.

A.      Standard of Business Conduct

It is the responsibility of all employees of SPIM and any other individuals who may be subject to this Code to ensure that SPIM conducts its business with the highest level of ethical standards and in keeping with its fiduciary obligations to SPIM’s clients. Employees have a duty to place the interests of SPIM’s clients first and to refrain from having outside interests that conflict with the interests of SPIM’s clients. To this end, all employees of SPIM and any other individuals who perform any functions on behalf of SPIM are required to maintain the following standards:

1)	comply with all applicable laws, rules and regulations (“Applicable Laws”), including, but not limited to, federal securities laws;

2)	comply with SPIM’s compliance policies and procedures, as they are updated from time to time;

3)	deal honestly and fairly with clients;

4)	disclose to clients potential and actual conflicts of interest;

5)	exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client or portfolio and keeping appropriate records;

6)	obtain written consent from SPIM for all outside business activities related to investment management; and

7)	disclose promptly to SPIM’s CCO or Compliance Oversight Committee any matters that could create a conflict of interest, constitute a violation of any Applicable Laws or constitute a violation of SPIM’s policies and procedures.

B.      Fiduciary Capacity

1.       Fiduciary Duty

Section 206 of the Advisers Act prohibits SPIM from engaging in fraudulent, deceptive or manipulative conduct. SPIM is required to act with more than honesty and good faith alone. SPIM has an affirmative duty to act with loyalty, impartiality and prudence and in the best interests of its clients. Employees of SPIM are similarly required to uphold these standards.

2.       Fiduciary Principles

▪	Disinterested Advice. The Firm must provide advice that is in the client’s best interest, and employees that perform investment advisory or supervisory functions must not place their interests ahead of the client’s interests under any circumstances.

▪	Written Disclosures. The Firm’s investment advisory agreements with its clients and related disclosure documents must collectively include language detailing all material facts regarding the Firm, the advisory services rendered, compensation payable to the Firm and any identified conflicts of interest.

▪	Conflicts of Interest. The Firm shall seek to assure that conflicts of interest do not adversely affect the interests of its clients, SPIM, or other stakeholders through the identification, prevention or management of the conflict. (See Appendix 4 to the Firm’s Compliance Manual - Conflicts of Interest Policy)

▪	Confidentiality. Records and financial information pertaining to advisory clients and Fund investors must be treated with strict confidentiality. The Firm will not disclose such information about a client or Fund investor except (a) as required by law, (b) on a “need to know basis” to persons providing services to the Firm (e.g., broker-dealers, accountants, custodians, administrators and transfer agents), or (c) with the express prior written consent of the client or Fund investor.

3.       Fraud

Engaging in any fraudulent or deceitful conduct with clients or Fund investors or potential clients or Fund investors is strictly prohibited. Examples of fraudulent conduct include but are not limited to misrepresentation, nondisclosure of fees and expenses, wrongful valuation, nondisclosure of material compensation or referral arrangements with third parties, and misappropriation of client funds.

4.       Fiduciary Obligations

The Firm and its employees are subject to the following specific fiduciary obligations when dealing with clients:

▪	the duty to have a reasonable, independent basis for the investment advice provided;

▪	the duty to ensure that investment advice is suitable to meet the client’s individual objectives, needs and circumstances (provided, that this requirement will not be applicable where:

(i) the client has instructed the Firm to employ a particular investment strategy or to purchase or sell particular securities and other investments and the Firm has disclosed to the client that the Firm’s investment advice will be made pursuant to such instructions rather than in a manner specifically designed to meet the client’s individual objectives, needs and circumstances; or

(ii) the client is a Fund and disclosure has been made to prospective Fund investors that the Fund’s assets will be invested/traded pursuant to the investment strategy described in a Private Fund’s private offering memorandum or a Registered Fund’s prospectus; and

▪	the duty of loyalty to clients – meaning the duty to put the interests of the client ahead of the interests of the Firm and its employees.

C.      Prohibited Conduct

Firm employees must avoid any circumstances that might adversely affect, or appear to affect, their duty of complete loyalty to the Firm’s clients. Neither the Firm nor any of its employees shall:

▪	employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;
▪	make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of the Firm, in light of the circumstances under which it is made, materially complete and not misleading;
▪	engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client;
▪	engage in any manipulative practices;
▪	cause the Firm, acting as principal for its own account or for any account in which the Firm or any person employed by the Firm (or any Family Member of such individual) has a beneficial interest, to sell any security to or purchase any security from a client in violation of any Applicable Law;
▪	engage in any form of harassment;
▪	unlawfully discuss trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel; or
▪	make any unlawful agreement with vendors, existing or potential investment targets or other organizations.

D.      Privacy of Client Information

All information relating to clients’ portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed, except to authorized persons.

E.      Conflicts of Interest

SPIM has a duty to disclose potential and actual conflicts of interest to its clients. Employees may not use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain. See Appendix 4 to the Firm’s Compliance Manual - Conflicts of Interest Policy, for further information. If an employee is uncertain whether a potential or actual conflict exists in any particular situation, he/she should consult with the CCO promptly.

F.      Use of Compliance Platform

SPIM utilizes the electronic compliance platform operated by Compliance Science, Inc. (the “Compliance Platform” or “ComplySci”) to manage certain reporting and certification obligations required of Access Persons. From time-to-time, SPIM may select additional service providers to supplement or replace the services provided by ComplySci. Access Persons are required to use the Compliance Platform specified by SPIM’s CCO to complete reporting specified under this Code of Ethics. At the time of designation as an Access Person, Access Persons will be provided with login information and instructions for using the ComplySci software.

G.      Acknowledgment of Receipt and Annual Certification

The Code is applicable to all of SPIM’s Access Persons. See the definitions section at the end of this Code for further information on the individuals classified as Access Persons. Under certain circumstances this Code of Ethics may also apply to certain temporary workers, consultants, or other non-Employees where the individual(s) may come in contact with non-public information of SPIM and/or its clients, or when they are acting under SPIM’s supervision. SPIM shall document any instances where non-Employees are subject to this or any other SPIM policy.

Each SPIM Access Person will receive a copy of the Code and any subsequent amendments to the Code, and each such person must acknowledge receipt of the Code in writing. In addition, each such person is required to certify annually that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of this Code, (iii) has complied with the Code at all times during the previous calendar year, and (iv) has, during the previous calendar year, reported all holdings and transactions that he/she is required to report pursuant to the Code.

The initial and annual acknowledgement of receipt and certification can be done using the Compliance Manual and Code of Ethics Acknowledgement Form attached as Appendix [ ], or may be made electronically through ComplySci, as instructed by the CCO at the time of certification.

Any Access Person who has a question regarding the Code’s applicability, prohibitions, restrictions and procedures, or the propriety of any action, should to contact SPIM’s CCO.

H.     Outside Business Affiliations/Conflicts of Interest

As an investment adviser, SPIM has a fiduciary duty to provide full and fair disclosure to its clients. This disclosure includes any situations that may present a conflict of interest. In order to make sure that it provides proper disclosure to its clients, SPIM retains a current record of all outside business activities conducted by Access Persons that are subject to SPIM’s Code of Ethics. It is important that you notify SPIM promptly if you are, or plan to be, involved in any outside business activity or employment. Any outside business activity, which may include a second job, appointment as an officer or director of or a member of an advisory board to a for-profit enterprise, or self-employment, must be approved in writing by the CCO prior to the commencement or, in the case of newly hired SPIM Access Persons, continuation of such activity.

Outside business activities include, but are not limited to, the following:

▪	self-employment;
▪	receiving compensation from another person or company;
▪	serving as an officer, director, partner, or consultant of another business organization (including a family owned company);
▪	becoming a general or limited partner in a partnership or owning any stock in a business, unless the stock is publicly-traded and no control relationship exists.
▪	serving with a governmental (federal, state or local) or charitable organization whether or not for compensation.

Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client.

Pre-clearance must be obtained prior to engaging in any outside activities or employment, and can be done using the Outside Business Activity Reporting Certification form attached as Appendix [ ], or may be made electronically through ComplySci, as specified by the CCO.

I.       Personal Trading

All SPIM employees shall comply with the procedures governing personal securities transactions set forth below.

1. Providing a List of Securities – Initial and Annual Holdings Reports

1.1. Initial Holdings Reports.

You must submit an initial list within 10 calendar days of the date you first become an Access Person of all investment accounts and securities required to be disclosed pursuant to this Section I.I of the Code (the “Initial Holdings Report”). The Initial Holdings Report should be a complete listing of all investment accounts and securities you and any Family Member beneficially own as of a date no more than 45 days prior to the date you become an Access Person.

1.2. Annual Holdings Reports.

In addition to the Initial Holdings Report, each following year, you must submit a revised list showing the investment accounts and securities you and any Family Member 1beneficially own as of December 31 of such year (an “Annual Holdings Report”). You must submit each Annual Holdings Report no later than 30 calendar days after December 31.

The Initial Holdings Report and Annual Holdings Reports, as applicable, will be submitted electronically, through ComplySci, or as otherwise specified by the CCO. You will receive notification via email when the applicable report is due, including instructions on how to access the information and complete the report.

2. Brokerage Accounts

All investment accounts of new Access Persons and any investment accounts of current Access Persons must be maintained with brokerage firms designated and approved by the CCO. The CCO may grant specific exceptions for existing investment accounts of new Access Persons which are not held at the permitted broker-dealers.

1    Consult the CCO with any questions regarding the potential existence of a control relationship.

Prior to opening a new reportable investment account, you are required to submit the Personal Account Pre-Clearance Form through ComplySci, or as otherwise required, to obtain written consent from the CCO. You are also required to notify in writing the broker-dealer or financial institution with which you are seeking to open such reportable investment account of your association with SPIM.

Upon obtaining an interest in an account that requires reporting, the account must be reported within 5 calendar days of funding the investment account.

The investment account must be reported on ComplySci or as otherwise permitted by the CCO, along with the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which interest or authority that requires the account to be reported was gained) and the date reported.

3. Duplicate Brokerage Confirmations and Statements

If your brokerage firm provides automatic feeds for your investment accounts to the ComplySci Compliance Platform, SPIM will obtain account information electronically, after the Access Person has completed the appropriate authorizations as required by the brokerage firm. You may be required to provide duplicate statements upon request from the CCO. If the brokerage firm does not provide automatic feeds to the Compliance Platform, you are responsible for providing duplicate statements for such investment accounts to the CCO within 30 days after a calendar quarter end, and trade confirmations for each trade executed within such accounts within 10 days of the settlement of such trades. You are also required to upload all duplicate statements and trade confirmations separately provided to the CCO into ComplySci within the time periods set forth above.

4. Required Transaction Reports – Quarterly Personal Securities Transaction Reports

On a quarterly basis you must report transactions in securities, as well as any investment accounts. You must submit your report no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. The Quarterly Personal Securities Transaction Reports are required in addition to delivery of duplicate brokerage confirmations and statements (via automatic feed or hard copy).

Access Persons must submit Quarterly Personal Securities Transaction Reports electronically, through ComplySci, or as otherwise required by the CCO. You will receive notification via email when the Quarterly Personal Securities Transaction Report is due, including instructions on how to access the information and complete the report. If you had no reportable transactions or did not open any investment accounts during the quarter, you are still required to report that you did not have any transactions.

What Securities Are Covered Under Your Quarterly Reporting Obligation?

You must report all transactions in securities that: (i) you or a Family Member directly or indirectly beneficially own, or (ii) because of the transaction, you or a Family Member acquire direct or indirect beneficial ownership. The report must contain any investment account you or a Family Member established during the quarter if the account has not already been reported. You are not required to detail or list purchases or sales effected for any account over which you have no direct or indirect influence or control, provided that duplicate account statements are furnished for such account or the account is included in the feed from your broker into ComplySci. You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

5. Pre-Clearance Requirement

You must submit a request detailing every proposed transaction in which you or a Family Member will acquire or dispose of a beneficial ownership interest of a security identified in Section I.6 as requiring pre-clearance through ComplySci, or as otherwise required by the CCO, and obtain pre-clearance for each securities transaction prior to engaging in the transaction.

The report shall include the name of the security, date of the proposed transaction, quantity, price, and broker-dealer through which the transaction is to be effected. Pre-cleared transactions in publicly traded securities are valid until 4:00 p.m. the next business day after the day on which such transaction was approved as noted on the pre-clearance request form, unless otherwise specified by the CCO. For private investments, trade approvals are granted for no later than 30 days from the approval date, unless otherwise specified by the CCO.

Any transaction, or portion thereof, not so completed within the specified time will require a new pre-clearance. If the transaction is not executed within the specified time, the Access Person must obtain written approval for the transaction again. The CCO reserves the right to cancel previously pre-cleared trades if an actual conflict arises or in certain other limited circumstances, and Access Persons may be obliged to sell previously pre-cleared positions. SPIM will not be responsible for any losses as a result of such cancellation and, if applicable, all profits received by the Access Person from such sale will be disgorged and donated to a charity approved by the CCO.

6. Securities and Transactions Subject to the Pre-Clearance Requirement:

Closed-end mutual funds, exchange-traded funds (“ETFs”), and open-end mutual funds advised or sub-advised by SPIM are subject to the pre-clearance requirement defined in Section I.5 above.

The following chart summarizes the preclearance and reporting obligations applicable to various other types of securities:

Security Type	Pre-Clearance Required	Reportable on Quarterly and Holdings Disclosures
Equities (stocks)	Yes	Yes
Corporate, US Government Agency, and Municipal Bonds	Yes	Yes
Debt instruments issued directly by US Government (doesn’t include US Government Agencies)	No	No
All Options and Futures*	Yes	Yes
All Commodity Futures*	Yes	Yes
ETFs	No**	Yes
Closed-End Funds	No**	Yes
Open-End Mutual Funds	No**	No**
Money Market Funds	No	No
Bankers’ Acceptances & Bank CDs	No	No
Commercial Paper	No	No
Repurchase Agreements	No	No
Unit Investment Trusts invested exclusively in mutual funds	No	No
Bitcoin-Related Entities (e.g., entities deriving a substantial amount of revenue therefrom) or funds investing primarily in digital assets (e.g., private funds or ETFs)	Yes	Yes
Digital Assets (direct investment)	No	No

* Subject to restrictions; see Section I.9.

** Affiliated ETFs, closed-end funds and open-end mutual funds must be pre-cleared pursuant to Section I.5 of the Code, and reported pursuant to Section I.1-4 of the Code.

The following table details pre-clearance and reporting obligations for special transaction types:

Special Transaction Type*	Pre-Clearance Required	Reportable on Quarterly and Holdings Disclosures
IPOs (Initial Public Offerings)	Prohibited	N/A
ICO’s (Initial Coin Offerings)	Prohibited	N/A
Investment Clubs	Prohibited	N/A
Limited Offering*	Yes	Yes
Private Placements*	Yes	Yes
Secondary Transactions*	Yes	Yes
Tender offer transactions*	Yes	Yes
Exercising a Long Put/Call	Yes	Yes
Purchases/Sales resulting from a Put/Call option written by you being exercised	Yes	Yes
Automatic Dividend Reinvestments	No**	Yes
Automatic Investments	No**	Yes
Exercising stock options (acquisition of underlying securities)	No**	Yes
Vesting of restricted stock units	No**	Yes
Acquisition of securities acquired by gift or inheritance	No	Yes
Sales of securities acquired by gift or inheritance***	Yes	Yes
Trades in accounts managed on a discretionary basis by Broker/RIA (documentation required)	No	Yes
Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.	No	Yes
Transactions which are non-volitional on your part, including sales from a margin account due to a bona fide margin call.	No	Yes
Transactions effected for any account over which you have no direct or indirect influence or control.	No	Yes
SPIM 401K***	Yes	Yes
SP Investments LLC membership interests	No	Yes

* You will be required to provide additional supporting documentation to the extent the information is not available on your brokerage statements.

** Any transaction that overrides the pre-set schedule of the automatic investments plan must be pre-cleared and reported. Annual Holdings report must represent updated holdings resulting from any automatic investment plans.

*** Pre-clearance is required to the extent that it is for a security type listed above under ‘Pre-Clearance required’.

7. Pre-Approval of Private Placements and Limited Offerings

You must obtain approval from the CCO before acquiring beneficial ownership of any securities offered in connection with a secondary transaction, private placement, or limited offering (“private investment”). In determining whether to grant pre-approval, the CCO will consider, among other factors, whether the investment opportunity could be offered to a client.

8. Prohibition of Participation in IPOs, ICOs and Investment Clubs

You shall not acquire beneficial ownership of any securities offered in connection with an IPO, ICO, or investment club. You shall not participate in any investment clubs. If you have any questions regarding whether an arrangement is an investment club, please contact the CCO.

9. Prohibition on Trading in Commodity Interests and Futures

Trading in Commodity Interests and related futures

is generally prohibited, except for the following types of futures:

▪	Futures referencing broad-based securities indices: for example, S&P 500, NASDAQ 100, and Russell 2000;
▪	Futures referencing major currencies: for example, Euro, Yen, Australian dollar, and British pound;
▪	Futures referencing the following physical commodities: Silver, Gold, Oil, and Natural Gas; and;
▪	Futures referencing US Government debt obligations: for example, 30-year Treasury bond, 10/5-year Treasury notes and long-term Treasury bonds

Access Persons should consult with the CCO with regard to whether a particular instrument is a Commodity Interest or future. The CCO may grant exceptions to this prohibition on a case-by-case basis, and approval will be conditioned on compliance with certain requirements.

11. Exception to Pre-clearance Requirement

The pre-clearance requirement does not apply to the purchase or sale of any security made in dollar amounts less than $25,000. The exception to the blackout period does not apply to the purchase and sale of securities on the Restricted List, private investments, options, and any other derivatives or futures.

12. Cryptocurrencies Trading

Cryptocurrency, virtual currency, ICOs, coins, tokens, and commodity or other derivative interests related thereto, are emerging areas for investment and the financial services industry (“Digital Assets”). An Access Person seeking to trade a Digital Asset must request and obtain a determination by the CCO of whether the instrument is a “security” prior initiating any trade in the Digital Asset. In addition, trading in Digital Assets and securities and issuers that derive a substantial portion of their revenue from activities related to Digital Assets are subject to the following guidelines:

▪	You may not acquire beneficial ownership of any Digital Assets offered in connection with an ICO;
▪	You may not purchase or sell virtual currency futures or options; and
▪	All investments in Digital Assets or funds investing primarily in Digital Assets (e.g., private funds or ETFs) must be precleared prior to investment and reported in the Initial Holdings Report, Quarterly Personal Securities Transactions Report, and Annual Holdings Report.

Access Persons should consult with the CCO with regard to whether a particular interest is a Digital Asset for purposes of this Code. The CCO may condition approvals on compliance with certain requirements.

The standards above are subject to change depending on emerging regulatory requirements and firm and client activities, and certain Digital Assets may be restricted in the future.

13. Confidentiality

All personal securities transactions reports and any other information filed with SPIM under this Code will be treated as confidential, provided, however, that such reports and related information may be produced to the Board of Trustees of the SharesPost 100 Fund (“SP100 Fund”) or the Fund’s chief compliance officer (“Fund CCO”), U.S. Securities and Exchange Commission (the “SEC”) and other regulatory agencies or as otherwise required by law.

J. Gifts/Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Receipt of gifts or entertainment by SPIM personnel involved in the purchase or sale of Fund property that satisfies the criteria herein will not be deemed to be compensation for the purchase or sale of property as prohibited under Section 17(e)(1) of the ICA.

1. Gifts

No gift should ever be offered, given, provided or accepted by any Access Person in connection with SPIM’s business unless it:

(1) is consistent with customary business practices,

(2) is not excessive in value (a gift or multiple gifts in excess of US $300/year to or from a person or entity must be pre-approved in writing by the CCO; nominal logo or promotional items (as defined) are excluded from the $300 limit),

(3) cannot be construed as a bribe, payoff or kickback, and

(4) does not violate any laws or regulations.

No Access Person may give or accept cash or cash equivalent gifts – gift cards that are not exchangeable for cash, are not considered “cash equivalents.” Gifts received that are not in compliance with the restrictions stated herein must be promptly returned to the gifting party. If it is not feasible to return the gift, it may be donated to a charity pursuant to Section I.K – Charitable Giving..

See below for additional restrictions that apply to “Gifts and Entertainment to ERISA Entities and Government Affiliated Persons” and “Gifts and Entertainment in Conjunction with SPIM-organized Due Diligence or Sales Meetings.”

2. Items of Nominal Value

The term “gift” as described in this policy does not include an item of nominal value. Items with a value of US$100 or less are regarded as nominal items. For example, items such as pens, notepads, modest desk ornaments, or items that display the giving firm’s logo, which are typically given out at conferences or elsewhere, would generally fall within this exclusion. If an item is to be given in connection with SPIM’s business, its value must not exceed US$100 and the item must have the SPIM or SharesPost corporate logo permanently affixed to be exempt from the definition of “gift.”

3. Personal Gift Exclusion

A personal gift given or received in recognition of a “life event” such as a baby or wedding gift, does not fall within this policy provided the gift is not “in relation to the business of the employer of the recipient.” There should be a pre-existing personal or family relationship between the giver and the recipient. The giver, not the firm, should pay for the gift. In addition, if an Employee is giving a gift in recognition of a life event, the giver must obtain prior approval from the CCO. If these conditions are met, the recordkeeping requirements and the US$100 limit do not apply.

On a quarterly basis, all Access Persons will be required to report all gifts that were given and received within the previous quarter, using the Quarterly Report of Gifts/Entertainment, Political Contributions, and Outside Business Affiliations disclosure form attached as Appendix [ ], or electronically through the ComplySci Compliance Platform, as specified by the CCO.

4. Gifts and Entertainment to ERISA Entities and Government Affiliated Persons.

In addition to the restrictions noted above, no gift, entertainment or any other thing of value may be given, directly or indirectly, to any person affiliated with an ERISA entity, or any government affiliated person, unless the giving of such thing of value is pre-approved in writing by the CCO. A “government affiliated person” includes, but is not limited to, any person affiliated with a governmental plan or a governmental entity, at any jurisdictional level. “Anything of value” is very broadly defined and includes, but is not limited to, logo/promotional items, meals (regardless of setting), drinks, business entertainment events, including participation in SPIM seminars/events, and tickets to any type of event.

5. Gifts and Entertainment in Conjunction with SPIM-organized Due Diligence or Sales Meetings

Due diligence or sales meetings for financial advisors, prospects, or clients which are held at SPIM’s office or at an appropriate business location within a reasonable distance from SPIM’s office shall have an appropriate agenda intended to provide training or education related to SPIM products and/or its services or relating to the securities industry. The agenda may include reasonable meals and/or entertainment as is appropriate to the business line and audience. Participant “gift bags” of a nominal value, i.e. US$100 or less, may be presented where appropriate and in conjunction with the limits of this policy. The business line organizing such events shall bear the responsibility for ensuring the reasonableness of the provided gifts and entertainment and shall maintain records of attendees, venues for any activities (including but not limited to meals or entertainment), and the contents of any gift items distributed, including any logo items given in conjunction with the events.

6. Business Entertainment

No entertainment should ever be offered, given, provided or accepted by any Access Person in connection with SPIM’s business unless it: (1) is consistent with customary business practices, (2) less than US$500 per person, (3) cannot be construed as a bribe, payoff or kickback, and (4) does not violate any Applicable Laws.

Access Persons may provide to, or accept from, any client or prospective client, or person or entity that does or seeks to do business with or on behalf of SPIM, a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the business entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. If the person or entity providing the business entertainment is not present the event will be considered a gift with a reporting threshold of US$200. Meals provided in SPIM’s office, a client’s office, or in a similar business setting, shall not be deemed entertainment and SPIM does not require Access Persons to report these activities in their quarterly reports, as described below.

On a quarterly basis, all Access Persons will be required to report all entertainment given and received within the previous quarter, using the Quarterly Report of Gifts/Entertainment, Political Contributions, and Outside Business Affiliations disclosure form attached as Appendix [ ], or electronically through ComplySci, as specified by the CCO.

K. Charitable Giving

SPIM is committed to actively supporting the communities we serve through strategic investment of our people, resources, and network. Our personal trading charitable contribution policy is designed to supplement our corporate giving efforts to the community. This policy covers all profits that have been generated from an Access Person’s trading activities that have been determined to be in violation of the Code of Ethics and are required to be disgorged and donated to a charity. The Compliance Oversight Committee shall prepare a list of approved U.S.-based 501(c)(3) organizations charities and provide a copy to Access Persons upon request.

The Access Person must identify to the CCO which charity he/she has selected and provide a copy of the check or other indicia that the charitable contribution was made to such organization in the appropriate amount.

Additional compliance review may be conducted after receipt of the above documentation. Such charitable contribution documentation shall be reviewed by the Compliance Oversight Committee at its next scheduled meeting to ensure that the contribution was made as required and confirm that SPIM has acted in a manner that is consistent with the best interests of its clients.

L. Whistleblower Provision

Under the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Act"), a whistleblower program has been established that enables the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws, in writing, that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

1. Definition of a Whistleblower - An individual who, alone or jointly with others, provides information to the SEC relating to a potential violation of the securities laws. Under the rule, a company or another entity could not qualify as a whistleblower. An individual is a whistleblower if (i) he/she possesses a reasonable belief that the information provided relates to a possible securities law violation that has occurred, is ongoing, or is about to occur, and (ii) he/she reports that information in a manner described below under Reporting.

2. Reporting - individuals wishing to be considered for an award under the Whistleblower Program will be required to submit online Form-TCR, which is accessible via www.sec.gov.

3. Anonymous Reporting - If you'd like to be considered for an award under the whistleblower program while remaining anonymous, the Act requires that you submit your information through an attorney.

4. Anti-Retaliation Protection - The Act expressly prohibits retaliation by employers against individuals who become whistleblowers under SEC rules, even if they do not recover a whistleblower award, and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

5. Internal Compliance Reporting - Although it is not required under the Act, a whistleblower is encouraged to report a potential violation of securities laws to his/her employer’s Legal and/or Compliance Department(s). The following are incentives provided under the rule if an employee chooses to report an issue internally, (1) a whistleblower can wait 120 days to report to the SEC after an internal report and still get credit for the tip, (2) the SEC will weigh the extent to which the whistleblower assisted or interfered with the company's internal investigation when it considers the amount of a whistleblower award, and (3) the SEC will give whistleblower status to an individual who only reports internally to the company if the company then reports the possible violation to the SEC, crediting the individual with information established by the company's investigation.

L.	Administration and Enforcement of the Code

1. Responsibilities of the Chief Compliance Officer

Under this Code, the CCO:

▪	will provide each Access Person a copy of the Code and any amendments thereto (and Access Persons must acknowledge in writing receipt of any such amendments);

▪	shall notify each person in writing who becomes an Access Person of SPIM and who is required to report under the Code of his or her reporting requirements no later than 10 business days before Initial Holdings Report is due;

▪	will submit his or her own reports, as may be required pursuant to the Code, to SPIM’s Chief Operations Officer (“COO”), who shall fulfill the duties of the CCO with respect to the CCO’s reports; and

▪	will submit those trades that require pre-approval, as may be required pursuant to the Code, to SPIM’s COO, who shall fulfill the duties of the CCO with respect to the pre-approval of such trades.

2. Testing and review

2.1. The CCO or his or her designee, on a quarterly basis, will review electronic reports generated by the Compliance Platform, or as permitted by the CCO manually completed paper statements, that compares all reported personal securities transactions with the Funds’ portfolio and client accounts, as applicable, transactions completed by SPIM, and the restricted securities list, maintained by the CCO, to determine whether a Code violation may have occurred. The CCO or their designee may request additional information or take any other appropriate measures that the CCO or their designee decides is necessary to aid in this determination. Before determining that an Access Person has violated the Code, the CCO must give the Access Person an opportunity to supply explanatory material.

A full breakdown of the CCO’s responsibilities is included in SPIM’s Compliance Manual, under Section X.

2.2. No person is required to participate in a determination of whether he or she has committed a Code violation or of the imposition of any sanction against him or herself. If a securities transaction of a compliance officer is under consideration, a separate compliance officer or member of the Compliance Oversight Committee other than the individual under consideration will act for purposes of this Section.

3. Sanctions

If the CCO finds that the person violated the Code, the CCO will impose upon the person sanctions deemed appropriate by the CCO or Compliance Oversight Committee, as applicable, and will report the violation and the sanction imposed to the Compliance Oversight Committee, and with respect to any material violation of the Code, report such violationspromptly to the Fund CCO and subsequently to the Board of Trustees of the SP100 Fund at the next regularly scheduled Board meeting unless, in the sole discretion of the Fund CCO, circumstances warrant an earlier report to the Board.

All violations will be addressed with a letter of censure. Sanctions for multiple, consecutive, or egregious violations may include but are not limited to fines, restrictions on Firm privileges or responsibilities, inclusion in formal employment record, disgorgement of profits, suspension of trading privileges, or suspension or termination of employment of the violator.

M.	Reporting Requirements

1. Obligation to Report Violations of the Code

In addition to the Access Person reporting requirements referenced elsewhere in this Code of Ethics, any violation of the Code must be promptly reported to the CCO.

2. Compliance Oversight Committee

The Compliance Oversight Committee (the “Committee”) oversees SPIM’s efforts with respect to SPIM compliance policies and procedures, SPIM’s Code of Ethics, and relevant compliance laws and regulations. The Committee monitors SPIM’s efforts to implement compliance policies and procedures that respond to the various compliance and regulatory risks facing SPIM and that support ethical business conduct by SPIM’s employees. The Committee also monitors SPIM’s efforts to fulfill obligations arising from governmental or regulatory agreements, orders, or other similar documents and at its discretion shall review and issue any reports required by such regulatory agreements, orders or other documents.

The CCO will report to the Committee on activities, findings and recommendations relating to the SPIM compliance program that, in the judgment of the CCO, merit the attention of Committee members or as otherwise set forth in the Compliance Oversight Committee Charter.

3. Annual Written Report to the Boards of Trustees of the SharesPost 100 Fund

At least once a year or more frequently as deemed necessary by the CCO or as requested by the Board of Trustees of the SP100 Fund , the CCO will provide the Fund CCO and the Board of Trustees of the SP100 Fund a written report that includes:

▪	Issues Arising Under the Code - The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

▪	Certification - The Report will certify to the Board of Trustees that SPIM has adopted measures reasonably necessary to prevent its Access Persons from violating the Code currently and in the future.

▪	Periodic Review and Reporting – The CCO (or his or her designee) will report to the Board of Trustees of the SP100 Fund at least annually or more frequently as deemed necessary as to the operation of this Code and will address in any such report the need (if any) for further changes or modifications to this Code.

N.	Exception Handling

The CCO, in his or her discretion, may exempt any person from any specific provision of the Code, if the CCO determines, in consultation with the Fund CCO over matters relating to the Fund, that: (a) granting the exemption does not detrimentally affect any client or the shareholders of a Fund, (b) the failure to grant the exemption will result in an undue burden on the person or limit the person’s ability to render services to SPIM and (c) the exception is consistent with Rule 17j-1 under the ICA and Rule 204A-1 under the Advisers Act.

In order to request an exemption from a provision of the Code, an Access Person must submit a written request for the exemption to the CCO. If the exemption request relates to the Access Person’s beneficial interest in securities, the request should identify the securities, any account where they are held, and the person or firm responsible for managing the securities. The request should also describe the nature of the Access Person’s interest in the securities and the basis on which the exemption is requested, i.e., the nature of the hardship. The CCO will prepare a report documenting the nature of any exemption granted, the persons involved, and the reasons for granting such exemption. The CCO shall provide the report to the Board of Trustees of the SP100 Fund at its next scheduled meeting of the Board if the exemption involves the SP100 Fund.

II.	Definitions

A.	General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Advisers Act, and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

B.	Specific Terms

“Access Person” means any employee, officer or director of SPIM.

Advisory affiliate is defined as, among other things, all persons directly or indirectly controlling or controlled by the adviser.

Affiliated mutual fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which SPIM serves as investment adviser or sub-adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Exchange Act, except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Cash Commodity is a raw material or primary agricultural product that can be bought and sold, such as copper or coffee

Commodity Exchange is a legal entity that determines and enforces rules and procedures for trading standardized commodity contracts and related investment products. A commodity exchange also refers to the physical center where trading takes place.

Commodity Futures Contract is an agreement to buy or sell a predetermined amount of a commodity at a specific price on a specific date in the future.

Commodity Option Contract is an agreement between a buyer and seller that gives the purchaser of the option the right to buy or sell a particular commodity at a later date at an agreed upon price.

Commodity Interest means any Commodity Futures Contract or Commodity Option Contract traded on or subject to the rules of a contract market, Exchange or Cash Commodities traded on or subject to the rules of a board of trade which has been designated as a contract market.

Exchange is a market where commodities or securities are bought and sold.

Family member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 (“1933 Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Limited offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2), Section 4(a)(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

▪	Your accounts or the accounts of family members;

▪	A partnership or limited liability company, if you are or a family member is a general partner or a managing member;

▪	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or

▪	A trust, if you are or a family member is a beneficiary.

Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the ICA.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the entry into or termination of a swap agreement and the purchase, sale, transfer or redemption of an interest in a SPIM Fund.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

Appendix A - Compliance Manual and Code of Ethics Acknowledgement Form

I, ____________________________________________, do hereby acknowledge and agree to the following:

1.	I have read, carefully reviewed, participated in training relating to and understand SPIM’s Investment Adviser Compliance Manual which includes SPIM’s Code of Ethics and Insider Trading policies and procedures.

2.	I agree to conduct business with the highest levels of ethical standards and agree to comply with all applicable federal and state securities laws at all times. Under the terms and conditions of my affiliation or employment with SPIM, I am required and agree to comply with all federal, state and self-regulatory organizations laws, rules, and regulations in addition to those established and imposed by SPIM.

3.	I will implement the procedures and standards set forth in the Investment Adviser Compliance Manual in addition to any and all periodic updates to the best of my ability.

4.	If I have been deemed an access person, I have disclosed to SPIM the existence of any outside business affiliations, and location of all reportable securities in which I, my spouse, any of my minor children, any relatives living with me and any person to whom I contribute support, have or has any direct or indirect beneficial interest or over which I or any such person have or has any control or provides any investment advice, and I have disclosed to SPIM all transactions in such accounts through the date of this Acknowledgment.

5.	I will periodically review and update my knowledge of information contained in the Investment Adviser Compliance Manual so that as an employee, affiliate, or investment adviser representative of SPIM, I will remain in compliance with all policies, procedures, rules and regulations contained in the manual.

6.	I understand that any violation to policies, procedures, rules and regulations contained in the Investment Adviser Compliance Manual might result in disciplinary actions being taken against me including, but not limited to, termination of my affiliation or employment with SPIM.

By signing below, I agree that I have read both this acknowledgement statement and the referenced Investment Adviser Compliance Manual in their entirety. I understand the information contained within the Compliance Manual and agree to accept my responsibilities as an employee, affiliate or investment adviser representative of SPIM.

Signature:

Date:

Title:

Appendix B - Initial and Annual Holdings Report of Covered Securities

Access Person Name (Print): ____________________________________________________

The following completed tables or attached Brokerage Statement(s) must be submitted within ten (10) calendar days of becoming an Access Person. No Personal Trading will be authorized before the Compliance Department has received a completed Initial Holdings Report along with an Initial COE certification. In addition, an Annual Holdings Report must be submitted at the end of each calendar year. Holdings information must be current as of forty-five (45) calendar days before the report is submitted.

Brokerage Accounts

Account Name	Broker Dealer Name	Account Number	Account Type

SECURITIES HOLDINGS

Security Name	Ticker/Cusip	Broker Dealer Name	Ownership Type	Share Amount	Price	Principal Amount	Price

Managed Accounts:

When the personal account of an access person is managed by a third party, or in the case of a trust where an access person is the grantor or beneficiary that provides a trustee with management authority over the trust, the access person should not, in any way, directly or indirectly have influence or control over the personal account/trust.

☐ I have no Covered Securities to report.

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix C - Quarterly Report of Personal Securities Transactions

Q_ 20__

Access Person Name (Print): ____________________________________________________

☐I have pre-cleared the purchase, sale, or have otherwise obtained Beneficial Ownership in the following Reportable Securities: (NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW)

Date	Nature of the Transaction	Security Title*	Ticker/CUSIP #	Shares	Price	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable [Use additional sheet(s) if necessary]

☐During the above period, I have not purchased or sold any Reportable Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

☐During the above period, I have disclosed to the Company any new accounts in which I have direct or indirect Beneficial Ownership.

☐I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify the Firm if any such account is opened.

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix D - Quarterly Report of Gifts, Political Contributions, and Outside Business Affiliations

Q_ 20__

Access Person Name (Print): ____________________________________________________

☐ I have no Gifts to report for the period.

☐ I have pre-cleared the following Gifts:

Date	Amount/Value	Description	Given or Received	Recipient Name	Business Purpose

☐ I have no Political Contributions to report for the period.

☐ I have pre-cleared the following Political Contributions:

Date	Name and Title of Recipient	Position held, if any	Position sought	Amount

☐ I have no new Outside Business Affiliations to report for the period.

☐ I have pre-cleared the following Outside Business Affiliations:

Date	Affiliation	Position held, if any	Compensation	Amount

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix E - Pre-Clearance Form – Covered Securities

Access Person Name (Print): ____________________________________________________

☐I seek approval to engage in the Covered Security transaction described below*:

Date	Nature of the Transaction	Security Title*	Ticker/ CUSIP #	Share Amount	Price	Principal Amount	Name of Broker Dealer

Include interest rate and maturity date if applicable [Use additional sheet(s) if necessary] *If approval is granted, this is for the same business day only.

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest will be provided in a separate document.

I hereby certify that, to the best of my knowledge, the transaction described above is not prohibited by the Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix F - Pre-Clearance Form – Political Contributions

Access Person Name (Print): ____________________________________________________

☐I seek approval to make the following Political Contributions:

Date	Name and Title of Recipient	Position held, if any	Position sought	Amount

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix G - Pre-Clearance Form – Gifts

Access Person Name (Print): ____________________________________________________

☐I seek approval to give/receive the following Gifts:

Date	Amount/Value	Description	Given or Received	Recipient Name	Business Purpose

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix H - Outside Business Activity Reporting Form

Access Person Name (Print): ____________________________________________________

As an Investment Adviser, the Firm has a fiduciary duty to provide full and fair disclosure to our clients. This disclosure includes any situations that may present a conflict of interest. In order to make sure that we provide proper disclosure to our clients, the Firm must retain a current record of all outside business activities conducted by access and supervised persons that are subject to the Firm’s Code of Ethics. It is important that you notify us promptly if you are, or plan to be, involved in any outside business activity or employment.

Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client. Notification must be made prior to engaging in any outside activities or employment. The following information must be completed fully and accurately. Completion and submission of this Form will be considered your notification to the Firm of any outside business activities or employment that you will engage in. A copy of this Form should be retained for your records and changes should be reported promptly. A separate form should be completed for each activity.

Outside business activities include, but are not limited to, the following:

  self-employment;
  receiving compensation from another person or company;
  serving as an officer, director, partner, or consultant of another business organization (including a family owned company);
  becoming a general or limited partner in a partnership or owning any stock in a business, unless the stock is publicly traded and no control relationship exists.
  serving with a governmental (federal, state or local) or charitable organization whether or not for compensation.

• I have NO outside business activities to disclose.

• I have the following NEW outside business activity to disclose.

• I have the following UPDATE to my outside business activity that was previously disclosed

Outside business activity entity name
Legal structure of the entity
Address: City, State and Zip Code
Website Address (if applicable)
Start date of activity
Position, title or association
Description of duties

Appendix H - Outside Business Activity Reporting Form

Is this Outside Business Activity an investment-related business?  Yes  No

Will you be recommending investments of any nature including the purchases or sales of securities?  Yes  No

On a monthly basis, how many hours will you devote to this Outside Business Activity? __

During the business day, how many hours will you devote to this Outside Business Activity? __

Will you be compensated, or have the reasonable expectation of compensation in connection with this Outside Business Activity?  Yes  No

What form of compensation will you receive, e.g. salary, fees, commissions, trips, stock options, reimbursements? ______________________________________________________________

In what amount? Approximate $ _________Per Year

By signing below, I hereby certify as to the truthfulness, accuracy and completeness of the statements made above and I acknowledge that prior to engaging in this activity, I must receive written approval from the Compliance Department.

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments:

Appendix H - Outside Business Activity Reporting Form

Is this Outside Business Activity an investment-related business?  Yes  No

Will you be recommending investments of any nature including the purchases or sales of securities?  Yes  No

On a monthly basis, how many hours will you devote to this Outside Business Activity? __

During the business day, how many hours will you devote to this Outside Business Activity? __

Will you be compensated, or have the reasonable expectation of compensation in connection with this Outside Business Activity?  Yes  No

What form of compensation will you receive, e.g. salary, fees, commissions, trips, stock options, reimbursements? ______________________________________________________________

In what amount? Approximate $ _________Per Year

By signing below, I hereby certify as to the truthfulness, accuracy and completeness of the statements made above and I acknowledge that prior to engaging in this activity, I must receive written approval from the Compliance Department.

Employee Signature:	Date:

Compliance Dept. Signature:	Date:

☐Approved

☐Not Approved

Comments: